Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 hone: 712-366-0392 Fax: 712-366-0394

March 2015

Members and Friends:

Safety As of February 20, 2015, we reached over five years and four months without a lost time accident, totaling over 1,900 days. This accomplishment also includes no reportable incidents for more than 365 days. Such an accomplishment takes hard work on a daily basis from each of our employees. The Safety Committee meets monthly and actively engages each department looking at key behaviors and conditions to address. For example, “If you see ice, apply salt to the area,” or “Be aware of contractor behaviors- make sure pre-job reviews are completed,” and “Line of Fire- Get out of it- situational awareness.” This past month, we also have increased our site security. All gates are now closed at all times and everyone must  stop and be identified to be allowed to enter. We appreciate everyone’s patience since this new system adds time to getting in or out of the plant.

Recently, the plant employees completed annual hearing testing as required by our Hearing Conservation Plan. Select employees also received fit testing for SCBA (Self Contained Breathing Apparatus)—equipment used if we need to enter an area of compromised air quality for maintenance or repair purposes.

Financials On Friday, February 13, 2015, we issued a press release announcing our financial results as of and for the first fiscal quarter ending December 31, 2014. Our quarterly Form 10-Q was filed with the SEC on February 11, 2015. These financials and the above-mentioned press release can be accessed on our website www.sireethanol.com (click on the Investor Relations Tab). There is a link to the SEC filings, select “SIRE’s SEC forms are available for viewing on the SEC's website-View”.  Our financial results are prepared quarterly and annually. They contain our financial, operational, and statistical information. The press release was also sent to our newsletter mailing list by email.

Operations We produced 33.0 million gallons of denatured ethanol for the first fiscal quarter of 2015. Through February, our 12-month average yield was 2.81 gallons of ethanol from every bushel of corn. The first quarter of fiscal 2015, we saw some of the best margins in the history of the Company and, during this period, we have continued with our plans to run the plant at maximum rates. Rail congestion was not as significant as it had been this time last year, mainly due to the reduction in oil production in North Dakota and Canada. We continue to watch the rail turns on our tankers and hoppers very closely. Weather was not a big factor in the past quarter, but we have seen some issues during January and February due to weather-related slower turn times.

During the months of January and February, the plant generally ran well. The cold weather is always a challenge for our industry. Some slowdown was seen with weather delaying or slowing truck delivery traffic. Plant production issues also caused some reduced production for ethanol and corn oil. Our production department worked hard in challenging weather in January. The departments performed troubleshooting on our hydro-heater during this period, and we were able to return to full production in a relatively short time.

The plant is preparing for our annual maintenance shutdown, scheduled for the last week of March. This will be a challenging time; we already have over 100 construction contractors on-site working on the corn oil processing plant and the grain bins. The shutdown will add another 100 or so more contractors for the projects we have planned. We will spend a significant amount of time planning, from now until shutdown.

Our maintenance department has been coordinating closely with the various contractors assigned to the steamline and bridge repair. The steamline is expected to be operational in April. They are also coordinating with the installation of the new grain bins, grain legs, and electrical tie-ins.

SIRE Newsletter – Volume IX Issue II
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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The new grain bins and the Enogen corn project have kept the grains and logistics employees busy. The grain bins are projected to be done in April. Once the bins have been certified as complete, we will begin our trial of the Enogen corn. If you deliver corn, watch for announcements and directions from the scale house on traffic control and loading directions; the routing may change a bit to accommodate the new bins and corn delivery.

The lab has also has assignments to coordinate for the new Enogen program. New testing and equipment required additional training. The Probe House will receive training on the special tests to run on the hybrid. As usual, there are a full slate of tests and reports completed by the Lab, and required by the Environmental Protection Agency, the Iowa Department of Natural Resources, and other regulatory agencies.

This year we are required to complete our Process Safety Management (PSM) audit. This will be managed by our Plant Coordinator. PSM is a program that documents how we communicate and manage change to our equipment or process. The Plant Coordinator has been working with the water treatment coordinator and various vendors to improve our water treatment results and to increase efficiency and water volume available for the process. The water we use is primarily for heat transfer in the plant, either for heating or cooling.

Shutdown planning is currently the primary assignment for our Plant Engineer. He is also working on updating our site plans for underground infrastructure (pipes and wiring); he has several projects he is evaluating for installation or plant improvements. Many of these new plans will be reviewed for later this year after the current construction phase has been completed.

Human Resources and Administration We continue to have requests for tours. Our last tours included 40 farmers and Enogen seed dealers, and a group from Guatemala came to look at our DDGS. SIRE was also represented at the Arbor Bank Ag Appreciation Dinner and the TS Bank Ag Appreciation Summit. Both were well attended. It was great to see many of our members and producers. SIRE and Bunge co-sponsored the IA Corn Crop Fair organized by IA Corn Growers. They presented to new farmers on the specifics of the new farm bill. Our Plant Manager also presented at Iowa Western Community College, Renewable Energy Class. Both first and second year students attended.

We will also be at the Triumph of Ag Expo, March 11 and 12, at the CenturyLink Center.

In the interest of safety, we have decided to take a break from tours until mid-May, due to the amount of congestion and traffic caused by the construction and normal deliveries.

SIRE is also working closely with the IA Department of Transportation (IDOT) and Iowa Interstates (IAIS), on the rail relocation and interstate redesign project (I-80 & I-29). As part of this work, SIRE will have our switch onto IAIS reconfigured (at the expense of the DOT) and our rail will no longer travel on the track behind Lewis Central Schools. This will be a safer option and have no impact on SIRE’s switching and yard access.

Markets  If you would like to sell corn or purchase our byproducts (distillers’ grains, wet cake, or corn oil), please contact the Bunge Merchandising team directly at the following numbers: Kristan Barta, 712-352-5010 for corn, DDGS, and wet cake; Dustin Ploeger, 712-352-5015 and Channing Batz, 712-366-8478 for assistance with corn sales and distillers’ grain purchases. You may also contact them by calling our office (712-366-0392) and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours. Kristan and Dustin have started to have regular office hours at the plant if you need to stop in and see them.

Effective February 21, 2015, we began contracting for corn directly with our producers. This is a big step for SIRE and we look forward to a productive relationship with everyone involved. Sales are still originated with the Bunge merchandisers (their contact information is above). Contracts and checks will come from SIRE.

SIRE Newsletter – Volume IX Issue II
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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With this change, if you want to view your SIRE accounts you can sign up for iView on our website. iView also has a smartphone app you can download for quick viewing of our hours, changes, and bids.

We continue to work on signing up the last of the acres for planting Enogen. There have been a couple of seed dealer and producer meetings discussing the particulars of planting and delivering this hybrid. We are looking forward to the opportunities and plant process improvements with Enogen. For questions about the Enogen project or for contacts to sign up for the program, contact Whitney Radford at 712-352-5009.

General Manager Notes -Thank you to everyone who attended our annual meeting on January 30, 2015. We were glad to see the approximately 200 members who attended. If you were unable to join us, the presentations are available at our website, www.sireethanol.com /Investor relations/Annual Meeting 2015. You are welcome to contact me if you have any questions. This past quarter we also sent out the distribution of $1,000 per unit, as approved by the Board, and K-1s were mailed on February 13, 2015. If you did not receive either of these mailings, please contact either Laura Schultz, Director of Human Resource (712-352-5001) or Whitney Radford (712-352-5009).

The first fiscal quarter of 2015 saw some unprecedented highlights for SIRE. The remaining outstanding convertible subordinated debt of approximately $27.0 million was retired; the Company entered into new service agreements with Bunge; and we made our first $1.5 million payment to Farm Credit Services/CoBank on our senior debt. We did have to record a $4.7 million non-cash charge in conjunction with the final payment of subordinated debt and the related put option issued to ICM.

The amount of construction and congestion in the plant is a bit unnerving. We keep a vigilant eye out to make sure everyone is aware of their surroundings, but this summer we will have some great additions. Corn Oil One has hired their employees and we look forward to a new partner and option for our corn oil sales. We are excited to see the grain bins go up—this has been an addition we have wanted for a long time. We hope our producers see the benefits in smoothing out our scale house hours and our ability to cover corn for snow days, planting slowdowns, or harvest delivery demands. Air Products continues to improve on their plant process. We appreciated the presentation they provided on their process and their area market at our annual meeting.

After we complete our current projects on-site, we will review next steps for improving our plant efficiencies and processes.

Thank you for your support.

Brian Cahill, General Manager/CEO

Sign up to receive our newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume IX Issue II
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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